                          [COUNTRYWIDE FINANCIAL LOGO]


NEWS
  FOR IMMEDIATE RELEASE                       INVESTOR CONTACT:   DAVID BIGELOW
                                                                  LISA RIORDAN
                                                                  (818) 225-3550

                                              MEDIA CONTACT:      (800) 796-8448


                 COUNTRYWIDE REPORTS 2004 THIRD QUARTER RESULTS
  - QUARTERLY EPS OF $0.94 REPRESENTS FOURTH-BEST QUARTER IN COMPANY HISTORY -
                    - BOARD DECLARES CASH DIVIDEND OF $0.12 -

CALABASAS, CA (October 20, 2004) -- Countrywide Financial Corporation (NYSE:
CFC), a diversified financial services provider, today announced results for the third quarter and nine months ended September 30, 2004. Third quarter highlights include the following:

    - Consolidated net earnings were $582 million, which compares to net earnings of $1.1 billion in the third quarter of 2003, the most successful quarter in the Company's history.

    - Earnings per diluted share were $0.94, which was the Company's fourth highest quarter on record, and compares to last year's earnings per share of $1.93, which was the Company's highest quarter on record.

    - Pre-tax earnings in the Mortgage Banking segment were $633 million, which compares to $1.5 billion for last year's record-setting third quarter.

    - Pre-tax earnings from Diversified Businesses rose 13 percent over last year to $291 million, fueled by the continued growth of the Banking segment, which nearly doubled its earnings over the previous year.

    - Annualized return on average equity was 24 percent, which compares to 63 percent for the third quarter of 2003.

    - Total loan production volume was $92 billion for the quarter, down 27 percent from the comparable quarter last year as a result of a 55 percent decline in refinance volume.

    - Partially offsetting the decline in refinance volume, purchase fundings rose 35 percent from the third quarter of 2003 to $52 billion, a reflection of the Company's strategic focus on increasing purchase market share.

    - The servicing portfolio rose to a record $786 billion, up $141 billion from the beginning of the year.

Nine month highlights include the following:

    - Consolidated net earnings were $2.0 billion, advancing 9 percent over last year's nine month net earnings of $1.8 billion.

    - Earnings per diluted share were $3.19, which compares to $3.26 for the first nine months of 2003.

    - Pre-tax earnings in the Mortgage Banking segment were $2.3 billion, a gain of 2 percent over last year's nine month pre-tax earnings.

    - Pre-tax earnings from Diversified Businesses reached $879 million, a gain of 36 percent over last year. This was driven by the Banking segment, where earnings increased by 99 percent over last year on the strength of a doubling of Bank assets.

    - Total loan production volume was $268 billion for the nine months, a 25 percent reduction from the comparable year ago period. This year-over-year decline is attributable to the 48 percent decrease in refinance volume over the same period.

    - Purchase fundings for the first nine months, which offset some of the refinance decline, advanced 36 percent to $130 billion and matched the purchase volume achieved for all of 2003.

"In a quarter characterized by significant interest rate movements, Countrywide delivered one of its best quarters ever," said Angelo R. Mozilo, Chairman and Chief Executive Officer. "During the quarter, the Fed raised interest rates by 50 basis points, yet the 10-year U.S. Treasury yield decreased by 48 basis points. Countrywide's financial results for the quarter -- highlighted by diluted earnings per share of $0.94 -- once again demonstrate the strength and resilience of our business model. On a year-over-year basis, third quarter earnings are difficult to compare given the record refinance volume and the convergence of other favorable events experienced during last year's third quarter, which generated by far the best financial results in the Company's history.

"As expected, Mortgage Banking earnings declined as refinance volumes retreated," Mozilo continued. "In line with a reduction in volume and a loan production mix shift to lower-margin adjustable rate product, overall production margins declined 43 basis points from last year and 12 basis points from the second quarter of 2004 to 82 basis points. Additionally, expenses in the Mortgage Banking segment increased during the quarter as we pursued our purchase market strategy which includes a branding campaign, compensation incentives tied to increases in purchase and home equity volume, and salesforce expansion.

"In the Loan Servicing sector, the portfolio continued to advance, increasing $60 billion during the quarter. As interest rates declined during the quarter, impairment of the MSR asset and other retained interests of $796 million was recorded, partially offset by a gain in the MSR hedge position of $591 million. MSR amortization expense was $394 million as determined at the beginning of the quarter based on prevailing interest rates. These factors combined to produce a pre-tax loss of $23 million in the Loan Servicing sector. This compares to pre-tax earnings of $25 million recorded in the second quarter of 2004 and $74 million for the third quarter of 2003. The capitalization rate on the MSR portfolio declined 12 basis points to 114 basis points during the quarter, reflecting the declining interest rates during the quarter.

"During the quarter, total pre-tax earnings from Diversified Businesses increased 9 percent on a sequential basis to $291 million, highlighted by a $163 million pre-tax contribution from our Banking segment. The Capital Markets and Global segments also showed sequential quarter growth. During the third quarter of 2004, there was a $23 million charge related to hurricane losses in the Insurance segment.

"Overall, the Company produced strong results in the third quarter," Mozilo concluded. "Our fourth quarter outlook reflects continued production margin pressure as well as higher amortization resulting from the low interest rate environment at September 30. Our revised 2004 guidance is $3.75 to $4.00 per diluted share. Key assumptions include the 10-year Treasury yield at year-end falling within a range of 4.0 percent to 4.5 percent. In accordance with our goal to improve the Company's dividend yield, the Board approved another dividend increase, raising the dividend from last quarter's $0.10 per share to this quarter's $0.12 per share, up 20 percent. The payable date on the dividend will be November 30, 2004 to stockholders of record on November 10, 2004."

The Company plans to provide 2005 earnings guidance via a press release on November 3, 2004. In addition, the Company plans to host an Investor Forum on November 3, 2004 at its Calabasas headquarters, at which time it will discuss 2005 guidance. The Investor Forum will be webcast live over the Internet.

The earnings estimates and assumptions and other projections provided in this press release should be considered forward-looking statements and readers are directed to the information contained in the disclaimer provided herein.

MORTGAGE BANKING

Countrywide's Mortgage Banking segment, which includes Loan Production, Loan Servicing, and Loan Closing Services, contributed 69 percent of consolidated pre-tax earnings for the third quarter. Mortgage Banking pre-tax earnings for the third quarter were $633 million, which compares to $1.5 billion for the third quarter of 2003. The year-over-year decline is due primarily to a reduction in refinance volume in the Loan Production sector over the past year and MSR impairment recovery that occurred during last year's third quarter. The Loan Production sector is comprised of four distribution channels: consumer-direct lending through Countrywide Home Loans' 550-branch retail system, telemarketing operations and the Internet; wholesale lending through a network of over 30,000 mortgage brokers; correspondent lending which buys loans from other financial institutions such as independent mortgage companies, banks, savings and loans, credit unions and insurance companies; and Full Spectrum Lending, Inc., a consumer-direct specialty lender with 145 branches.

LOAN PRODUCTION

The Loan Production sector generated $633 million in pre-tax earnings for the third quarter and $2.4 billion for the first nine months of 2004, which compares to $1.4 billion and $3.5 billion, respectively, for the comparable prior year periods. These declines reflect the industry-wide reduction in refinance volume; margin compression that has taken place as market volumes have contracted; and a shift in loan production mix to lower-margin adjustable rate product.

LOAN SERVICING

The Loan Servicing sector reflects the performance of the MSRs associated with Countrywide's owned-servicing portfolio and other retained interests. Since the MSRs perform optimally in higher interest rate environments, earnings from these assets act as a natural counter-balance against Loan Production earnings, which typically perform best in lower interest rate environments. Generally, in declining interest rate environments, Loan Production operations provide substantial incremental earnings to offset the effect of faster amortization and impairment of MSRs. Countrywide also manages a financial hedge within the Loan Servicing sector to further mitigate this impairment.

For the third quarter, the Loan Servicing sector recorded a pre-tax loss of $23 million, which compares to $74 million in pre-tax earnings for the third quarter of 2003. During the current quarter, impairment of MSRs and other retained interests, net of the servicing hedge gain, was $205 million versus net impairment recovery of $231 million during the year-ago quarter. Impairment of MSRs was a result of declining interest rates during the quarter. For the first nine months of 2004, the Loan Servicing sector sustained net impairment of $498 million, which compares to net impairment of $1.2 billion for the nine months of 2003. The capitalization rate on the MSR portfolio now stands at 114 basis points, which compares to 109 basis points at September 30, 2003. The weighted average coupon on the Company's total servicing portfolio stands at
5.9 percent as of September 30, 2004, down from 6.1 percent one year earlier.

LOAN CLOSING SERVICES

Loan Closing Services are offered through Countrywide's LandSafe companies, which primarily provide credit reports, appraisals and flood determinations. The LandSafe companies' pre-tax earnings were $23 million in the third quarter, which compares to $27 million earned during the third quarter last year. For the first nine months of 2004, pre-tax earnings were $64 million, down from $82 million in the same period a year ago. The decline in pre-tax earnings was a result of the decline in year-over-year production volume.

DIVERSIFIED BUSINESSES

Diversified Businesses include the operations of Capital Markets, Banking, Insurance and Global Operations, and accounted for 31 percent of consolidated pre-tax earnings for the third quarter of 2004. This compares to 15 percent for the third quarter of 2003. Earnings from Diversified Businesses in the aggregate grew 13 percent for the third quarter and 36 percent for the nine months from the year-ago comparable periods to $291 million and $879 million, respectively.

BANKING

The Banking segment includes the activities of Countrywide Bank and Countrywide Warehouse Lending, a provider of mortgage inventory financing to smaller mortgage bankers. The Bank is able to leverage Countrywide's resources such as its superior asset-generating capabilities, servicing-related escrow balances, locations within the retail mortgage origination network (in which the Bank places its financial centers), and intellectual capabilities such as risk management. Countrywide Bank has also in-sourced certain bank-related services, such as custodial services, that were previously performed for Countrywide by third party banks. In addition, the Bank holds loans in portfolio, providing the consolidated company with a growing stream of net interest income. At September 30, 2004, total assets at Countrywide Bank reached $34 billion, compared to $16 billion at September 30, 2003, and were comprised of approximately 10 percent cash and investments, 89 percent mortgage and home equity loans, and 1 percent other assets. The Bank contributed 92 percent of the Banking segment's total pre-tax earnings for the third quarter and 91 percent for the nine months of 2004. Countrywide Warehouse Lending had average loans outstanding of $4.1 billion during the quarter, a decrease of 21 percent from the third quarter of 2003, which was expected given the reduction in industry loan origination volume. Overall, quarterly pre-tax earnings for the Banking segment were $163 million, increasing 93 percent from last year's $85 million. For the nine months, pre-tax earnings advanced 99 percent over the prior year period to $388 million. The growth in 2004 third quarter and nine months pre-tax earnings were primarily the result of an increase in average earning assets.

CAPITAL MARKETS

The Capital Markets segment includes a securities broker-dealer, a distressed-asset manager and a commercial real estate finance group. Earnings performance within this segment is primarily driven by the broker-dealer, Countrywide Securities Corporation, whose earnings represented 84 percent of Capital Markets' total pre-tax earnings for the third quarter of 2004. Total revenues for Capital Markets in the third quarter were $167 million, with approximately 57 percent from underwriting, 29 percent derived from conduit activities, and 14 percent from securities trading, brokerage and other activities. This compares to total revenues of $197 million in the third quarter of 2003 with approximately 22 percent from underwriting, 46 percent derived from conduit activities, and 32 percent from securities trading, brokerage and other activities. In total, pre-tax earnings for the Capital Markets segment were $90 million in the third quarter and $333 million for the nine months. This compares to $135 million and $346 million, respectively, in the comparable year-ago periods. This decline is due primarily to the reduction in mortgage securities trading volume associated with the decrease in mortgage refinance volume; a reduction in margins earned on the conduit and mortgage securities trading businesses; and the start-up costs associated with new business lines, in particular U.S. Treasury trading and Commercial Real Estate Finance.

INSURANCE

Countrywide's Insurance segment includes Balboa Life and Casualty Group, whose companies are national providers of property, life and casualty insurance, and Balboa Reinsurance Company, a captive mortgage reinsurance company. For the third quarter, net premiums earned were $155 million at Balboa Life & Casualty and $40 million at Balboa Reinsurance, which compares to $160 million and $32 million, respectively, for the comparable year-ago periods. For the nine months, net premiums earned were $462 million for Balboa Life & Casualty and $116 million for Balboa Reinsurance, up 5 percent and 26 percent, respectively, from the first nine months of 2003. Pre-tax earnings for the Insurance segment were $30 million for the third quarter and $130 million for the first nine months of 2004. This compares to $31 million for the third quarter of 2003 and $92 million for the first nine months of last year. Results for the third quarter 2004 were negatively impacted by the establishment of a $23 million loss reserve related to hurricanes Charley, Frances, Jeanne and Ivan that occurred during the third quarter.

GLOBAL OPERATIONS

The principal component of the Global Operations segment is Global Home Loans, the Company's U.K. joint venture, organized to process loan originations and service loans on behalf of third parties. Today, Global Home Loans services over one million loans in the U.K. with outstanding balances of $110 billion. Other companies included in the Global Operations segment engage in technology services and property valuation. Pre-tax earnings for the third quarter advanced 21 percent over last year's third quarter to $9.8 million. For the nine months of 2004, pre-tax earnings advanced 128 percent over the comparable prior year period to $31 million.

CONFERENCE CALL

Countrywide will host a live conference call to discuss quarterly results today at 11:00 am EDT. The dial-in number for the live conference call is (888) 276-0005 (U.S.) or (612) 332-0725 (International). The management discussion will be available for replay through midnight EDT on Wednesday, November 3, 2004. The replay dial-in numbers and access code are (800) 475-6701 (U.S.) /
(320) 365-3844 (International) and 746699, respectively.

An accompanying slide presentation will be available on Countrywide's website (www.countrywide.com), by clicking on "Investor Relations" on the website home page and clicking on the supporting slideshow text link for the Third Quarter 2004 earnings teleconference. Management strongly recommends that participants have access to this presentation while listening to the management discussion.

For more information about the Company, visit Countrywide's website at www.countrywide.com.

Founded in 1969, Countrywide Financial Corporation is a member of the S&P 500, Forbes 2000 and Fortune 500. Through its family of companies, Countrywide provides mortgage banking and diversified financial services. Mortgage banking businesses include loan production and loan servicing principally through Countrywide Home Loans, Inc., which originates, purchases, securitizes, sells, and services primarily prime-quality loans. Also included in Countrywide's mortgage banking segment is the LandSafe group of companies which provide loan closing services. Diversified financial services encompass banking, capital markets, insurance, and global operations, largely through the activities of Countrywide Bank, a division of Treasury Bank, N.A., a bank offering depository and home loan products; Countrywide Capital Markets, a mortgage-related investment banker; Balboa Life and Casualty Group, whose companies are national providers of property, casualty, and life insurance; Balboa Reinsurance, a captive mortgage reinsurance company; and Global Home Loans, a U.K. mortgage banking joint venture in which Countrywide holds a majority interest.

This Press Release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, regarding management's beliefs, estimates, projections, and assumptions with respect to, among other things, the Company's future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: competitive and general economic conditions in each of our business segments; general economic conditions in the United States and abroad; loss of investment grade rating that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; interest rate paths; the legal, regulatory and legislative environments in the markets in which the Company operates; and other risks detailed in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like "believe," "expect," "anticipate," "promise," "plan," and other expressions or words of similar meanings, as well as future or conditional verbs such as "will," "would," "should," "could," or "may" are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.


                                 (tables follow)

9-9-9
                        COUNTRYWIDE FINANCIAL CORPORATION
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (Unaudited)

                                                             THREE MONTHS ENDED                        NINE MONTHS ENDED
                                                                SEPTEMBER 30,              %              SEPTEMBER 30,         %
                                                          ------------------------                ---------------------------
(In thousands, except per share data)                        2004          2003          CHANGE       2004          2003     CHANGE
-------------------------------------                        ----          ----          ------       ----          ----     ------
REVENUES
     Gain on sale of loans and securities                $ 1,188,812    $ 1,873,850      (37%)    $ 3,824,810   $ 4,937,347   (23%)

     Interest income                                       1,173,033        968,065       21%       3,297,109     2,415,354    37%
     Interest expense                                       (654,807)      (547,236)      20%      (1,748,140)   (1,470,492)   19%
                                                          ----------    -----------               -----------   -----------
        Net interest income                                  518,226        420,829       23%       1,548,969       944,862    64%
     Provision for loan losses                                (8,360)       (11,066)     (24%)        (48,888)      (25,891)   89%
                                                          ----------    -----------               -----------   -----------
        Net interest income after provision for
          loan losses                                        509,866        409,763       24%       1,500,081       918,971    63%
                                                          ----------    -----------               -----------   -----------
     Loan servicing fees and other income
       from retained interests                               812,940        764,245        6%       2,372,353     2,060,414    15%
     Amortization of mortgage servicing rights              (394,069)      (666,384)     (41%)     (1,377,728)   (1,586,158)  (13%)
     (Impairment) recovery of retained interests            (795,614)       345,477       N/M        (612,132)   (1,868,783)  (67%)
     Servicing hedge gains (losses)                          590,967       (114,854)      N/M         114,312       639,588   (82%)
                                                          ----------    -----------               -----------   -----------
        Net loan servicing fees and other
          income (loss) from retained interests              214,224        328,484      (35%)        496,805      (754,939)   N/M
                                                          ----------    -----------               -----------   -----------

     Net insurance premiums earned                           194,778        192,135        1%         577,413       531,454     9%
     Commissions and other income                            137,927        119,138       16%         386,097       361,873     7%
                                                          ----------    -----------               -----------   -----------
           Total revenues                                  2,245,607      2,923,370      (23%)      6,785,206     5,994,706    13%
                                                          ----------    -----------               -----------   -----------

EXPENSES
     Compensation expenses                                   850,384        723,130       18%       2,301,138     1,955,759    18%
     Occupancy and other office expenses                     175,484        158,404       11%         507,466       428,739    18%
     Insurance claim expenses                                106,721        103,165        3%         275,148       277,114   (1%)
     Other operating expenses                                189,737        164,779       15%         511,379       413,312    24%
                                                          ----------    -----------               -----------   -----------
           Total expenses                                  1,322,326      1,149,478       15%       3,595,131     3,074,924    17%
                                                          ----------    -----------               -----------   -----------


EARNINGS BEFORE INCOME TAXES                                 923,281      1,773,892      (48%)      3,190,075     2,919,782     9%
     Provision for income taxes                              341,040        673,825      (49%)      1,217,239     1,110,563    10%
                                                          ----------    -----------               -----------   -----------

NET EARNINGS                                              $  582,241    $ 1,100,067      (47%)    $ 1,972,836   $ 1,809,219     9%
                                                          ==========    ===========               ===========   ===========


Earnings per Share:
     Basic                                                 $    1.03      $    2.02      (49%)      $    3.52     $    3.43     3%
     Diluted                                               $    0.94      $    1.93      (51%)      $    3.19     $    3.26    (2%)

Weighted Average Shares Outstanding:
     Basic                                                   563,460        543,972        4%         559,749       527,908     6%
     Diluted                                                 620,844        571,152        9%         618,519       554,364    12%







                                     (more)

10-10-10
                        COUNTRYWIDE FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                       SEPTEMBER 30,        DECEMBER 31,            %
(In thousands, except share data)                                          2004                 2003             CHANGE
---------------------------------                                          ----                 ----             ------
                                                                        (UNAUDITED)          (AUDITED)
ASSETS
     Cash                                                                  $   595,261         $   633,467            (6%)
     Mortgage loans and mortgage-backed securities held for sale            20,787,735          24,103,625           (14%)
     Trading securities owned, at market value                               9,390,977           6,996,699             34%
     Trading securities pledged as collateral, at market value               2,828,990           4,118,012           (31%)
     Securities purchased under agreements to resell                        11,453,350          10,348,102             11%
     Loans held for investment, net                                         34,928,215          26,368,055             32%
     Investments in other financial instruments                              8,480,827          12,761,764           (34%)
     Mortgage servicing rights, net                                          8,153,203           6,863,625             19%
     Premises and equipment, net                                               917,180             755,276             21%
     Other assets                                                            6,852,714           5,029,048             36%
                                                                         -------------       -------------

             Total assets                                                $ 104,388,452       $  97,977,673              7%
                                                                         =============       =============

LIABILITIES
     Notes payable                                                       $  43,155,390       $  39,948,461              8%
     Securities sold under agreements to repurchase                         21,124,329          32,013,412           (34%)
     Deposit liabilities                                                    18,732,698           9,327,671            101%
     Accounts payable and accrued liabilities                                8,476,662           6,248,624             36%
     Income taxes payable                                                    2,877,510           2,354,789             22%
                                                                         -------------       -------------

             Total liabilities                                              94,366,589          89,892,957              5%
                                                                         -------------       -------------

     Commitments and contingencies                                                   -                   -               -

SHAREHOLDERS' EQUITY
     Preferred stock - authorized, 1,500,000 shares
         of $0.05 par value; none issued and outstanding                             -                   -               -
     Common stock - authorized, 1,000,000,000 shares of $0.05
         par value; issued, 565,269,737 and 553,471,780
         shares at September 30, 2004 and December 31, 2003,
         respectively; outstanding, 565,236,558 and
         553,449,278 shares at September 30, 2004 and
         December 31, 2003, respectively                                        28,263              27,674              2%
     Additional paid-in capital                                              2,495,841           2,289,082              9%
     Accumulated other comprehensive income                                     61,179             164,526           (63%)
     Retained earnings                                                       7,436,580           5,603,434             33%
                                                                         -------------       -------------

          Total shareholders' equity                                        10,021,863           8,084,716             24%
                                                                         -------------       -------------

          Total liabilities and shareholders' equity                     $ 104,388,452       $  97,977,673              7%
                                                                         =============       =============





                                     (more)

11-11-11

                        COUNTRYWIDE FINANCIAL CORPORATION
                 LOANS HELD FOR INVESTMENT, NET AND OTHER ASSETS

                                                                        SEPTEMBER 30,       DECEMBER 31,            %
(In thousands)                                                             2004                 2003             CHANGE
--------------                                                             ----                 ----             ------
                                                                        (UNAUDITED)          (AUDITED)
LOANS HELD FOR INVESTMENT, NET
     Mortgage loans                                                      $  30,059,666       $  21,750,619             38%
     Warehouse lending advances secured by mortgage loans                    3,186,565           1,886,169             69%
     Defaulted FHA-insured and VA-guaranteed loans
       repurchased from securities                                           1,446,149           2,560,454           (44%)
                                                                         -------------       -------------
                                                                            34,692,380          26,197,242             32%

     Deferred loan origination costs                                           343,600             249,262
     Allowance for loan losses                                                (107,765)            (78,449)            37%
                                                                         -------------       -------------

          Total loans held for investment, net                           $  34,928,215       $  26,368,055             32%
                                                                         =============       =============


OTHER ASSETS
     Securities broker-dealer receivables                                 $  2,187,413         $   742,139            195%
     Reimbursable servicing advances                                           817,359           1,031,835           (21%)
     Receivables from custodial accounts                                       739,466             595,671             24%
     Investments in Federal Reserve Bank and
        Federal Home Loan Bank stock                                           652,519             394,110             66%
     Interest receivable                                                       285,585             242,669             18%
     Capitalized software, net                                                 267,956             235,713             14%
     Derivative margin accounts                                                253,844             285,583           (11%)
     Prepaid expenses                                                          221,392             204,570              8%
     Cash surrender value of assets held in trust for
        deferred compensation plan                                             173,595             115,491             50%
     Restricted cash                                                           158,677             281,477           (44%)
     Federal funds sold                                                        140,000             100,000             40%
     Unsettled securities trades, net                                          135,771             173,382           (22%)
     Receivables from sale of securities                                        87,121             105,325           (17%)
     Other assets                                                              732,016             521,083             40%
                                                                         -------------       -------------

          Total other assets                                              $  6,852,714        $  5,029,048             36%
                                                                         =============       =============









                                     (more)

12-12-12

                        COUNTRYWIDE FINANCIAL CORPORATION
                   INVESTMENTS IN OTHER FINANCIAL INSTRUMENTS


                                                           SEPTEMBER 30,    DECEMBER 31,               %
(In thousands)                                                 2004             2003                 CHANGE
--------------                                                 ----             ----                 ------
                                                            (UNAUDITED)       (AUDITED)
INVESTMENTS IN OTHER FINANCIAL INSTRUMENTS
  Insurance and Banking segments' investment portfolios:
    Mortgage-backed securities                              $ 3,277,288      $ 4,440,676              (26%)
    U.S. Treasury securities and obligations of
      U.S. Government-sponsored enterprises                     228,762          283,453              (19%)
    Municipal bonds                                             167,648               --              N/M
    Other                                                         4,180               88              N/M
                                                            -----------      -----------
      Total Insurance and Banking segments'
       investment portfolios                                  3,677,878        4,724,217              (22%)
                                                            -----------      -----------
  Other interests retained in securitization:
    Subprime residual securities                                592,171          370,912               60%
    Prime home equity residual securities                       532,313          320,663               66%
    Prime home equity line of credit transferor's interest      213,272          236,109              (10%)
    Nonconforming interest-only and
     principal-only securities                                  186,812          130,300               43%
    Subprime AAA interest-only securities                       119,256          310,020              (62%)
    Prepayment bonds                                            106,470           50,595              110%
    Nonconforming residual securities                            36,255               --              N/M
    Prime home equity interest-only securities                   13,689           33,309              (59%)
    Subordinated mortgage-backed pass-through securities          2,385            5,997              (60%)
                                                            -----------      -----------
        Total other interests retained in securitization      1,802,623        1,457,905               24%
                                                            -----------      -----------
Home equity AAA asset-backed senior securities                       --        4,622,810              N/M
Servicing hedge instruments - U.S. Treasury securities               --        1,148,922              N/M
Servicing hedge instruments - Derivative instruments          1,114,448          642,019               74%
Debt hedge instruments - Interest rate and
 foreign currency swaps                                         254,554          165,891               53%
Securities borrowed                                           1,631,324               --              N/M
                                                            -----------      -----------
        Total investments in other financial instruments    $ 8,480,827      $12,761,764              (34%)
                                                            ===========      ===========

                                     (more)

13-13-13

                        COUNTRYWIDE FINANCIAL CORPORATION
                             SELECTED OPERATING DATA
                                   (UNAUDITED)

                                                       THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                          SEPTEMBER 30,           %             SEPTEMBER 30,            %
                                                          -------------                         -------------
(Dollar amounts in millions)                           2004          2003      CHANGE       2004           2003       CHANGE
----------------------------                           ----          ----      ------       ----           ----       ------
VOLUME OF LOANS PRODUCED                            $   91,824    $  125,931    (27%)    $   267,691    $   358,544    (25%)
NUMBER OF LOANS PRODUCED                               589,761       804,359    (27%)      1,708,611      2,321,252    (26%)
LOAN CLOSING SERVICES (UNITS):
   Number of credit reports, flood
   determinations, appraisals, automated
   property valuation services, title reports,
   default title orders, other title and escrow
   services, and home inspections                    4,380,711     3,725,851      18%     12,373,842     11,294,548      10%
CAPITAL MARKETS
   Securities trading volume (1)                    $  794,798    $  822,418     (3%)    $ 2,366,813    $ 2,274,309       4%
INSURANCE
   Net premiums earned:
      Carrier                                       $      155    $      160     (3%)    $       462    $       440       5%
      Reinsurance                                           40            32      25%            116             92      26%
                                                    ----------    ----------             -----------    -----------
         Total net premiums earned                  $      195    $      192       2%    $       578    $       532       9%
                                                    ==========    ==========             ===========    ===========

                                                          SEPTEMBER 30,           %
                                                          -------------
                                                      2004           2003      CHANGE
                                                      ----           ----      ------
MORTGAGE LOAN PIPELINE
         (loans-in-process)                         $   50,887    $   47,182       8%
LOAN SERVICING PORTFOLIO (2)                        $  785,992    $  606,095      30%
NUMBER OF LOANS SERVICED (2)                         5,889,950     4,834,943      22%
MSR PORTFOLIO (3)                                      715,494       549,008      30%
ASSETS HELD BY TREASURY BANK
         (in billions)                              $     33.8    $     16.4     106%
GLOBAL OPERATIONS
         Global Home Loans Subservicing
              Volume (in billions)                  $      110    $       98      12%

(1)  Includes trades with Mortgage Banking Division.

(2) Includes loans held for sale, loans held for investment, and loans serviced under subservicing agreements.

(3) Represents loan servicing portfolio reduced by loans held for sale, loans held for investment, and subservicing.

                                     (more)

14-14-14

                        COUNTRYWIDE FINANCIAL CORPORATION
                           QUARTERLY SEGMENT ANALYSIS
                                   (UNAUDITED)

                                                          THREE MONTHS ENDED SEPTEMBER 30, 2004
                                            --------------------------------------------------------------
                                                                    Mortgage Banking
                                            --------------------------------------------------------------
                                                Loan              Loan          Closing
(In thousands)                               Production        Servicing        Services           Total
--------------                               ----------        ---------        --------           -----
REVENUES
  Gain on sale of loans and securities       $ 1,097,746       $   15,495       $      -       $  1,113,241
  Net interest income after provision for
   loan losses                                   305,785          (86,367)           373            219,791
  Net loan servicing fees (1)                          -          191,573              -            191,573
  Net insurance premiums earned                        -                -              -                  -
  Commissions, fees and other income (2)          45,203           14,527         57,974            117,704
                                             -----------       ----------       --------       ------------
     Total revenues                            1,448,734          135,228         58,347          1,642,309
EXPENSES                                         816,079          157,895         35,802          1,009,776
                                             -----------       ----------       --------       ------------
     Earnings before income taxes            $   632,655       $  (22,667)      $ 22,545       $    632,533
                                             ===========       ==========       ========       ============

                                                                      THREE MONTHS ENDED SEPTEMBER 30, 2004
                                            ---------------------------------------------------------------------------------------
                                                                             Diversified Businesses
                                            ---------------------------------------------------------------------------------------
                                             Capital                              Global
(In thousands)                               Markets     Banking    Insurance   Operations    Other        Total     Grand Total
--------------                               -------     -------    ---------   ----------    -----        -----     -----------
REVENUES
  Gain on sale of loans and securities      $   68,533  $       --  $       --  $       --  $    7,038   $   75,571   $1,188,812
  Net interest income after provision for
   loan losses                                  88,457     190,414      11,108         604        (508)     290,075      509,866
  Net loan servicing fees (1)                    1,149          --          --      26,232      (4,730)      22,651      214,224
  Net insurance premiums earned                     --          --     194,778          --          --      194,778      194,778
  Commissions, fees and other income (2)         8,720      27,657      14,996      30,202     (61,352)      20,223      137,927
                                            ----------  ----------  ----------  ----------  ----------   ----------   ----------
     Total revenues                            166,859     218,071     220,882      57,038     (59,552)     603,298    2,245,607
EXPENSES                                        76,724      54,900     191,262      47,227     (57,563)     312,550    1,322,326
                                            ----------  ----------  ----------  ----------  ----------   ----------   ----------
     Earnings before income taxes           $   90,135  $  163,171  $   29,620  $    9,811  $   (1,989)  $  290,748   $  923,281
                                            ==========  ==========  ==========  ==========  ==========   ==========   ==========

                                                          THREE MONTHS ENDED SEPTEMBER 30, 2003
                                            --------------------------------------------------------------
                                                                    Mortgage Banking
                                            --------------------------------------------------------------
                                                Loan              Loan          Closing
(In thousands)                               Production        Servicing        Services          Total
--------------                               ----------        ---------        --------          -----
REVENUES
  Gain on sale of loans and securities       $ 1,802,384       $   14,271       $      -       $  1,816,655
  Net interest income after provision for
   loan losses                                   285,725         (123,093)          (58)            162,574
  Net loan servicing fees (1)                          -          307,899              -            307,899
  Net insurance premiums earned                        -                -              -                  -
  Commissions, fees and other income (2)          13,206           17,534         57,620             88,360
                                             -----------       ----------       --------       ------------
     Total revenues                            2,101,315          216,611         57,562          2,375,488
EXPENSES                                         686,465          142,961         30,545            859,971
                                             -----------       ----------       --------       ------------
     Earnings before income taxes            $ 1,414,850       $   73,650       $ 27,017       $  1,515,517
                                             ===========       ==========       ========       ============

                                                                      THREE MONTHS ENDED SEPTEMBER 30, 2004
                                            ---------------------------------------------------------------------------------------
                                                                             Diversified Businesses
                                            ---------------------------------------------------------------------------------------
                                             Capital                              Global
(In thousands)                               Markets     Banking    Insurance   Operations    Other        Total     Grand Total
--------------                               -------     -------    ---------   ----------    -----        -----     -----------
REVENUES
  Gain on sale of loans and securities      $   48,950  $       --  $       --  $       --  $    8,245   $   57,195   $1,873,850
  Net interest income after provision for
   loan losses                                 145,331      94,406       7,353         219        (120)     247,189      409,763
  Net loan servicing fees (1)                      237          --          --      22,089      (1,741)      20,585      328,484
  Net insurance premiums earned                     --          --     192,135          --          --      192,135      192,135
  Commissions, fees and other income (2)         2,688      21,859      16,816      25,498     (36,083)      30,778      119,138
                                            ----------  ----------  ----------  ----------  ----------   ----------   ----------
     Total revenues                            197,206     116,265     216,304      47,806     (29,699)     547,882    2,923,370
EXPENSES                                        62,142      31,749     185,704      39,683     (29,771)     289,507    1,149,478
                                            ----------  ----------  ----------  ----------  ----------   ----------   ----------
     Earnings before income taxes           $  135,064  $   84,516  $   30,600  $    8,123  $       72   $  258,375   $1,773,892
                                            ==========  ==========  ==========  ==========  ==========   ==========   ==========

(1) Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income on residual interests, net of amortization and impairment/recovery of mortgage servicing rights and net servicing hedge.

(2) Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services, and insurance agency commissions.

                                     (more)

15-15-15

                        COUNTRYWIDE FINANCIAL CORPORATION
                          YEAR-TO-DATE SEGMENT ANALYSIS
                                   (UNAUDITED)

                                                          NINE MONTHS ENDED SEPTEMBER 30, 2004
                                            --------------------------------------------------------------
                                                                    Mortgage Banking
                                            --------------------------------------------------------------
                                                Loan             Loan           Closing
(In thousands)                               Production        Servicing        Services          Total
--------------                               ----------        ---------        --------          -----
REVENUES
  Gain on sale of loans and securities       $ 3,504,252       $  116,019       $     -        $  3,620,271
  Net interest income after provision for
   loan losses                                   970,689         (300,971)           859            670,577
  Net loan servicing fees (1)                          -          427,007              -            427,007
  Net insurance premiums earned                        -                -              -                  -
  Commissions, fees and other income (2)          88,254           45,231        161,954            295,439
                                             -----------       ----------       --------       ------------
    Total revenues                             4,563,195          287,286        162,813          5,013,294
EXPENSES                                       2,160,470          442,979         98,667          2,702,116
                                             -----------       ----------       --------       ------------
    Earnings before income taxes             $ 2,402,725       $ (155,693)      $ 64,146       $  2,311,178
                                             ===========       ==========       ========       ============

                                                                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                            ---------------------------------------------------------------------------------------
                                                                             Diversified Businesses
                                            ---------------------------------------------------------------------------------------
                                             Capital                              Global
(In thousands)                               Markets     Banking    Insurance   Operations    Other        Total     Grand Total
--------------                               -------     -------    ---------   ----------    -----        -----     -----------
REVENUES
  Gain on sale of loans and securities      $  185,334  $        -  $        -  $       -   $   19,205   $   204,539  $3,824,810
  Net interest income after provision for
   loan losses                                 343,201     453,642      32,200      1,567       (1,106)      829,504   1,500,081
  Net loan servicing fees (1)                    2,558           -           -     79,209      (11,969)       69,798     496,805
  Net insurance premiums earned                      -           -     577,413          -            -       577,413     577,413
  Commissions, fees and other income (2)        20,847      74,050      47,309     87,677     (139,225)       90,658     386,097
                                            ----------  ----------  ----------  ---------   ----------   -----------  ----------
    Total revenues                             551,940     527,692     656,922    168,453     (133,095)    1,771,912   6,785,206
EXPENSES                                       219,023     139,830     526,770    137,228     (129,836)      893,015   3,595,131
                                            ----------  ----------  ----------  ---------   ----------   -----------  ----------
    Earnings before income taxes            $  332,917  $  387,862  $  130,152  $  31,225   $   (3,259)  $   878,897  $3,190,075
                                            ==========  ==========  ==========  =========   ==========   ===========  ==========

                                                          NINE MONTHS ENDED SEPTEMBER 30, 2003
                                            --------------------------------------------------------------
                                                                    Mortgage Banking
                                            --------------------------------------------------------------
                                                Loan              Loan          Closing
(In thousands)                               Production        Servicing        Services          Total
--------------                               ----------        ---------        --------          -----
REVENUES
  Gain on sale of loans and securities       $ 4,624,110       $  141,630       $      -       $  4,765,740
  Net interest income after provision for
   loan losses                                   625,588         (313,079)          (576)           311,933
  Net loan servicing fees (1)                          -         (817,404)             -           (817,404)
  Net insurance premiums earned                        -                -              -                  -
  Commissions, fees and other income (2)          44,299           52,791        172,164            269,254
                                             -----------       ----------       --------       ------------
    Total revenues                             5,293,997         (936,062)       171,588          4,529,523
EXPENSES                                       1,787,054          380,567         89,716          2,257,337
                                             -----------       ----------       --------       ------------
    Earnings before income taxes             $ 3,506,943      $(1,316,629)      $ 81,872       $  2,272,186
                                             ===========       ==========       ========       ============

                                                                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                            ---------------------------------------------------------------------------------------
                                                                             Diversified Businesses
                                            ---------------------------------------------------------------------------------------
                                             Capital                              Global
(In thousands)                               Markets     Banking    Insurance   Operations    Other        Total     Grand Total
--------------                               -------     -------    ---------   ----------    -----        -----     -----------

REVENUES
  Gain on sale of loans and securities      $  148,109  $        -  $        -  $        -  $   23,498   $  171,607   $4,937,347
  Net interest income after provision for
   loan losses                                 371,000     211,889      24,095         412        (358)     607,038      918,971
  Net loan servicing fees (1)                      343         292           -      66,113      (4,283)      62,465     (754,939)
  Net insurance premiums earned                      -           -     531,454           -           -      531,454      531,454
  Commissions, fees and other income (2)         8,954      65,043      49,384      75,354    (106,116)      92,619      361,873
                                            ----------  ----------  ----------  ----------  ----------   ----------   ----------
    Total revenues                             528,406     277,224     604,933     141,879     (87,259)   1,465,183    5,994,706
EXPENSES                                       182,179      82,097     512,560     128,185     (87,434)     817,587    3,074,924
                                            ----------  ----------  ----------  ----------  ----------   ----------   ----------
    Earnings before income taxes            $  346,227  $  195,127  $   92,373  $   13,694  $      175   $  647,596   $2,919,782
                                            ==========  ==========  ==========  ==========  ==========   ==========   ==========

(1) Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income on residual interests, net of amortization and impairment/recovery of mortgage servicing rights and net servicing hedge.

(2) Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services, and insurance agency commissions.

                                     #-#-#